EXHIBIT 10.13

EMPLOYMENT CONTRACT

THIS EMPLOYMENT AGREEMENT is made this 31st day of May, 2021(the Effective Date”), between BIOADAPTIVES, INC. (hereinafter referred to as "Employer", or the Company), a Delaware corporation with it principal place of business in Las Vegas, Nevada and RONALD LAMBRECHT (hereinafter referred to as "Employee") who resides in Riverview, Florida. In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as follows:

1.

Term of Employment.

Employer employs Employee and Employee accepts employment with the Employer for a period of twelve (12) months to commence immediately upon execution of this Agreement; however, this Agreement may be terminated earlier as provided elsewhere herein. This Agreement shall be automatically renewed from month to month beyond the period herein identified for an additional period of up to three (3) years on the terms and conditions herein set out in the absence of notice from one party to the other.

2.

Duties of Employee.

A. Employee is employed as the Company’s CHIEF FINANCIAL OFFICER and SECRETARY/TREASURER. Employee shall perform the duties and responsibilities customarily assigned to a company CFO and Secretary/Treasurer and as set forth in Exhibit A of this agreement. Employee shall report to and be subject to the direction and control of the Company’s Board of Directors.

B. As a condition of his continued employment Employee shall assure that the Company complies with federal laws and regulations controlling the terms and conditions of the employment of employees, including EEO laws, NLRA rules and regulations, LMRA rules and regulations, OSHA rules and regulations, FLSA rules and regulations, SEC rules and regulations; FDA requirements, et cetera.

C. Employee shall devote a reasonable amount of his productive time, ability, and attention to the business of Employer during the term of this contract. The parties understand and anticipate that this is a full-time position, and that Employee will not likely have sufficient time or capacity to undertake other employment during the course of his employment by the Company.

D. Although not a condition to this Agreement, the parties anticipate that Employee will also be advanced as a director of the Company. The parties understand and agree that Employee’s responsibilities as a director shall, for so long as he fills that position, be primary to his responsibilities under this Agreement and that, furthermore, his contractual obligations hereunder shall be secondary to his fiduciary responsibilities as a director. Employee agrees that in the event he is appointed or elected as a director he will abstain from participating in or voting on any initiative or resolution that concerns his employment absent good cause and the agreement of a majority of the disinterested directors.

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3.

Compensation of Employee.

A. Base Compensation. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary equivalent to Eighty-Thousand Dollars ($80,000). Until such time as the Board of Directors determines that the Company’s cash-flow is sufficient to pay salaries in any amount, Employee’s salary shall be paid in Restricted Share Units, as that term is defined in the RSU Plan appended hereto as Exhibit A. The number of RSUs due shall be calculated based on the closing market price on the last trading day of each calendar quarter and shall be paid no later than ten (10) days after the Company files its annual or quarterly reports with the Securities and Exchange Commission during the term of this Agreement. Cash compensation, if and when awarded, shall be paid monthly or on such schedule as the Employee and Company agree.

B. Incentive Bonus. Employer, in its sole discretion, may from time to time pay Employee an incentive bonus, in such amount and under such terms and conditions as it determines to be appropriate and in the best interest of the Company and at the discretion of the disinterested members of the Board of Directors.

C. Restricted Shares. Employee understands and agrees that the shares of Company common stock issued to him under this Agreement are all “restricted securities” within the meaning of SEC Rule 144 and that he is and will be considered an “affiliate” of the Company for purposes of the resale of any such securities. As such, his resale of these securities shall be limited by applicable provision of federal or state securities laws.

4.

Confidential Information.

A. At all times during the term of this Agreement, and after its termination Employee shall take all reasonable precautions to protect the integrity of and shall refrain from any use or divulgence of Company's confidential information and trade secrets including, but not limited to: all files, tickler files, resource information, rolodex, records, documents, drawings, specifications, equipment, customer lists, supplier lists or information, product, supplier or customer catalogues, and similar items relating to the business of Company, or copies thereof, whether the originals or copies were prepared by Employee or otherwise came into Employee's possession.

B. The confidential information and trade secrets described above shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the express prior written consent of Company.

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C. If Employee breaches or threatens to breach this Article 4, Company shall be entitled to obtain injunctive relief containing such mandatory or prohibitory clauses as are necessary to prevent the continued breach of this covenant of confidentiality. Company shall also be entitled to any other remedies provided under this contract or at law. If Company elects to enforce this Paragraph through a court of law of appropriate jurisdiction, Employee shall be liable for payment of all court costs, attorney’s fees, and necessary expenditures, which Company incurs.

5.

Non-Competition and Other Restrictive Covenants.

A. During the term of this Agreement and upon termination of Employee's employment hereunder, and for a period of one (1) year from the date thereof, Employee shall not directly or indirectly engage in any business or other activity where the employee will engage in the same or substantially similar activities to those which he engaged in for the Company, if such activity or business is in competition with Company.

B. During the term of this Agreement and for a period of two (2) years after its termination, Employee shall not recruit or seek to hire (whether directly or by assisting others) any other employee of Company or its affiliates who are still actively employed by or doing business with Company or its affiliates at the time Employee attempts to recruit or hire such persons, if employee had substantial contact with such other employee while employed by the Company.

C. For a period of two (2) years after the termination of this Agreement Employee shall not, solicit or attempt to solicit, directly, indirectly, or by assisting others, any business from any of Company's clients, customers, or actively sought prospective customers with whom Employee had material contact during Employee's employment for purposes of providing products or services that are competitive with those the Company provides.

D. The Non-Competition Covenants contained in this Article 5 shall apply within any geographic areas in which Employee conducted such activities for Company, and within the area where Employee is working at the time of the termination, and to any area wherein Employee worked at any time during the twenty-four (24) months immediately preceding the date of Employee's termination.

G. Employee understands and acknowledges that the provisions of Article 4 and 5 of this Agreement are required for the fair and reasonable protection of Company's proprietary interest in its business and are intended to prohibit third parties from benefitting from Employee's relationship with Company at the Company's expense and economic detriment. Employee recognizes and agrees that the ascertainment of damages in the event of Employee's breach or violation of any covenant or undertaking contained in this Agreement, would be difficult, if not impossible to determine, and further that the various rights and duties created hereunder are extraordinary and unique, so that Company will suffer irreparable injury that cannot adequately be compensated for by monetary damages if Employee breaches or violates any covenant or undertaking contained in the Articles of this Agreement. Employee therefore agrees that, in addition to and without limiting any other remedy or right it may have, Company shall have the immediate right to obtain a preliminary and final injunction against Employee, from any court of competent jurisdiction enjoining any such alleged breach or violation without posting any bond that might otherwise be required, and agrees that Employee shall not plead or otherwise deny the adequacy of consideration given by Company in exchange for these covenants, nor the adequacy of any relief at law (including monetary damages) as a defense to Company's petition, claim or motion for preliminary or final injunctive relief.

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H. Agreement to Arbitrate and Jury Trial Waiver. Except as otherwise set forth in this Agreement, Employer and Employee agree that claims between the parties concerning this Agreement, which cannot be resolved through discussions or negotiations between them, shall be settled by arbitration through the services of an arbitrator mutually agreed upon by the parties, who shall apply the rules of the American Arbitration Association, or such other rules as the parties may mutually agree to observe. The decision of the arbitrator shall be final and may be enforced by any court having jurisdiction over the persons subject to such proceedings. The parties to this Agreement waive all rights to trial by jury which may otherwise exist with regard to the interpretation and enforcement of this Agreement.

6.

Termination.

A. Termination for Cause. If the Employee willfully breaches or habitually neglects the duties he/she is required to perform under the terms of this Agreement, the Employer may, at the Employer's option, terminate this Agreement by giving written notice of the termination to the Employee. Such termination shall not prejudice any other remedy to which the Employer may be entitled.

B. Termination Without Cause.

(i)

Employee may, without cause, terminate this Agreement by giving to Employer thirty (30) days written notice by Certified Mail, Return Receipt Requested, at the office of Employer, and such termination shall be effective on the thirtieth (30th) day following the date of such notice.

(ii)

Employer may, without cause, terminate this Agreement at any time by either (a) giving to Employee thirty (30) days prior written notice by Certified Mail, Return Receipt Requested, at the last known residence of Employee, and such termination shall be effective on the thirtieth (30th) day following the date of such notice, or (b) by delivering written notice to Employee and pre-paying Employee his/her base salary for the ensuing thirty (30) day period in which event Employee shall be immediately discharged from the employ of Employer.

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C. In the event of the bankruptcy or insolvency of Employer, this Agreement and all the obligations of either party hereunder shall terminate.

7.

Miscellaneous.

A. Vacation. Employee shall be entitled to a total of Three (3) weeks annual paid vacation in addition to holiday and sick leave. Any unused vacation time may not be carried forward from year to year.

B. Sick Leave. Employee shall be entitled to Ten (10) days of sick leave annually, which shall be administered in accordance with Employer’s standard business practices. Any unused sick leave may not be carried forward from year to year.

C. Employee Benefit Plan. Employee shall be entitled to participate in such employee benefit plans as may be provided by the Company for the benefit of the Company’s executive officers, including any health insurance plan, disability insurance plan, stock option plan, or other employee welfare benefit plan. The existence of any such plans, along with the terms and conditions of inclusion, and the specific benefits thereby provided are matters within the sole discretion of the Company.

D. Holidays. Employee shall be entitled to receive paid time off for all nationally recognized or local holidays, in accordance with Employer’s policies and procedures as they may exist from time to time.

E. Expenses. Employer shall reimburse Employee for such expenses incurred by Employee which Employer, in its sole discretion, determines were reasonably necessary to the performance by Employee of her duties on behalf of the Company.

F. Severability. All of the clauses of this Agreement are distinct and severable and if any clause shall be deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or provision of this Agreement shall not be affected.

G. Waiver. Waiver by either party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Employee hereby consents to the subject matter and personal jurisdiction of the courts in and for Clark County, Nevada over any action brought by either Party to enforce this Agreement.

I. Entire Agreement. This Agreement, including Exhibits A and B, contains the entire agreement between the parties and supersedes any and all other agreements, whether oral or in writing, between the parties and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first written above.

EMPLOYER

BIOADPTIVES INC.

By:	/s/ Edward E. Jacobs
Dr.	Edward E. Jacobs
Its:	CEO & Chairman

EMPLOYEE

By:	/s/ Ronald Lambrecht
Ronald Lambrecht

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